Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Second Quarter 2020 Results

•	Directed by Boeing to produce 72 737 shipsets in 2020, an 88% reduction from 606 delivered shipsets in 2019

•	Delivered 159 shipsets compared to 449 shipsets in Q2 2019 and 324 shipsets in Q1 2020

•	Recorded forward losses of $194 million, primarily on the 787 and A350 programs due to greater customer production rate reductions than previously assumed

•	Implemented additional cost reduction actions to reduce cash burn; aggregate cost reduction actions taken this year expected to result in annualized $1 billion savings

–	Furloughed production workers and managers supporting the 737 program in Wichita, Kansas and Oklahoma from June 15 to August 15

–	Announced further reduction of commercial aerospace employees by 1,100; bringing total commercial workforce reduction to ~8,000 YTD

–	Decided to continue 20 percent executive pay reduction and four-day work week for salaried workforce through the remainder of the year

–	Announced closure of facility in San Antonio, Texas; Continuing to evaluate additional facility closures

•	Amended Credit Agreement to provide covenant relief through 2022
Wichita, Kan., August 4, 2020 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2020 financial results.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2020	2019	Change	2020	2019	Change
Revenues	$645	$2,016	(68%)	$1,722	$3,984	(57%)
Operating (Loss) Income	($367)	$226	**	($535)	$459	**
Operating (Loss) Income as a % of Revenues	(56.9%)	11.2%	**	(31.0%)	11.5%	**
Net (Loss) Income	($256)	$168	**	($419)	$331	**
Net (Loss) Income as a % of Revenues	(39.7%)	8.3%	**	(24.3%)	8.3%	**
(Loss) Earnings Per Share (Fully Diluted)	($2.46)	$1.61	**	($4.04)	$3.16	**
Adjusted (loss) Earnings Per Share (Fully Diluted)*	($2.28)	$1.71	**	($3.12)	$3.39	**
Fully Diluted Weighted Avg Share Count	103.9	104.5		103.8	104.8
** Represents an amount equal to or in excess of 100% or not meaningful.

* Non-GAAP financial measure, see Appendix for reconciliation

“The dual challenges of the MAX grounding and COVID-19 continue to have a significant negative impact on the global aviation industry,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer. “Spirit production levels in the quarter fell 65% from last year and 51% from the first quarter. We continue to adjust our cost base to align with the lower levels of production and to preserve liquidity. While the production outlook remains volatile, our current projections demonstrate that we will maintain sufficient liquidity for operations over the next twelve months. During this slow period, we continue to make productivity improvements throughout our production system and continue to win new work in an effort to diversify our business so that we can emerge as a stronger company once production rates on commercial aircraft return to higher levels.”
Revenue
Spirit’s second quarter of 2020 revenue was $644.6 million, down from the same period of 2019, primarily due to the significantly lower 737 MAX production resulting from the grounding of the program and the impacts of COVID-19. Deliveries decreased to 159 shipsets during the second quarter of 2020 compared to 449 shipsets in the same period of 2019, including Boeing 737 MAX deliveries of 19 shipsets compared to 147 shipsets in the same period of the prior year.
Spirit’s backlog at the end of the second quarter of 2020 was approximately $41 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating loss for the second quarter of 2020 was $(367.0) million, down compared to operating income of $226.0 million in the same period of 2019. Included in operating loss was excess capacity costs of $82.8 million and abnormal costs related to COVID-19 of $19.3 million, as well as forward loss charges of $(194.1) million, primarily driven by the lower production rates announced by Boeing and Airbus on the 787 and A350 programs, including updated assumptions related to the duration of reduced production rates, and $(37.7) million of unfavorable cumulative catch-up adjustments in the second quarter of 2020. In addition to the expenses described above, Spirit recognized restructuring expenses of $6.3 million for cost-alignment and headcount reductions, a non-cash expense of $14.7 million during the second quarter as a result of the voluntary retirement program (VRP) offered during the first quarter of 2020, and loss on disposal charges of $22.9 million related to certain long-lived assets on the Boeing 787 and Airbus A350 programs.
Second quarter EPS was $(2.46), compared to $1.61 in the same period of 2019. Second quarter 2020 adjusted EPS* was $(2.28), excluding the impacts of planned acquisitions, restructuring costs and the VRP offered during the first quarter of 2020, compared to $1.71 in the

* Non-GAAP financial measure, see Appendix for reconciliation same period of 2019, adjusted to exclude the impact of the planned Asco acquisition and the VRP offered during the second quarter of 2019. (Table 1)
Cash
Cash from operations in the second quarter of 2020 was $(228) million, down from $230 million in the same quarter last year, primarily due to negative impacts of working capital requirements and significantly lower production deliveries. Free cash flow* in the second quarter of 2020 was $(249) million, down compared to $192 million in the same period of 2019. Cash balance at the end of the quarter was $1.9 billion. (Table 2)
On July 31, 2020, Spirit entered into the sixth amendment to its Second Amended and Restated Credit Agreement. The primary purpose of this amendment was to provide relief from the prior financial covenants due to the lower production rates on the Boeing 737 MAX program.

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter			Six Months
($ in millions)	2020	2019	Change	2020	2019	Change
Cash from Operations	($228)	$230	**	($560)	$472	**
Purchases of Property, Plant & Equipment	($20)	($37)	(46%)	($51)	($78)	(34%)
Free Cash Flow*	($249)	$192	**	($611)	$394	**

Liquidity				July 2, 2020	December 31, 2019
Cash				$1,947	$2,351
Total Debt				$3,403	$3,034
** Represents an amount equal to or in excess of 100% or not meaningful.
Subsequent Events
The second quarter 2020 financial results do not contemplate the anticipated impacts of lower production rates by Boeing and Airbus that have developed after the end of the second quarter. The Company is currently evaluating the potential impacts to the Boeing 787 and Airbus A350 programs. Based on preliminary assessments, the Company expects to incur incremental forward losses in the third quarter of 2020 of approximately $25 to $35 million on the Boeing 787 program and $13 to $20 million on the Airbus A350 program. As a result of the uncertainty that exists regarding customers’ specific production rates and duration for such rates, and the actions the Company may take to recalibrate its cost structure in response to our customers’ decisions, the amount of forward losses recognized in the third quarter of 2020 may be materially different than the ranges provided.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the second quarter of 2020 decreased 70 percent from the same period last year to $327 million, primarily due to lower production volumes on the Boeing 737, 787 and Airbus A350 programs. Operating margin for the second quarter of 2020 decreased to (76.9) percent, compared to 12.4 percent during the same period of 2019. This decrease was primarily due to forward losses recognized on the Boeing 787 and Airbus A350 programs as well as lower profit recognized on the Boeing 737 program due to excess capacity costs of $50.6 million with significantly less deliveries, restructuring expenses of $2.4 million for cost-alignment and headcount reductions, abnormal costs related to COVID-19 of $11.2 million, and loss on disposal charges of $22.5 million related to certain long-lived assets on the Boeing 787 and Airbus A350 programs. In the second quarter of 2020, the segment recorded pretax $(31.1) million of unfavorable cumulative catch-up adjustments and $(155.1) million of net forward losses. In the second quarter of 2019, the segment recorded pretax $(8.3) million of unfavorable cumulative catch-up adjustments and $1.3 million of favorable changes in estimates on forward loss programs.
Propulsion Systems
Propulsion Systems segment revenue in the second quarter of 2020 decreased 67 percent from the same period last year to $170 million, primarily due to lower production volumes on the Boeing 737 program. Operating margin for the second quarter of 2020 decreased to (10.2) percent, compared to 18.8 percent during the same period of 2019, primarily due to forward losses recognized on the Boeing 787 program as well as lower margin recognized on the Boeing 737 program due to excess capacity costs of $17.5 million with significantly less deliveries, restructuring expenses of $1.6 million for cost-alignment and headcount reductions, and abnormal costs related to COVID-19 of $4.0 million. In the second quarter of 2020, the segment recorded pretax $(5.1) million of unfavorable cumulative catch-up adjustments and $(16.2) million of net forward losses. In the second quarter of 2019, the segment recorded pretax $(6.6) million of unfavorable cumulative catch-up adjustments and $0.4 million of favorable changes in estimates on forward loss programs.
Wing Systems
Wing Systems segment revenue in the second quarter of 2020 decreased 69 percent from the same period last year to $123 million, primarily due to lower production volumes on the Boeing 737 and Airbus A320 and A350 programs. Operating margin for the second quarter of 2020 decreased to (34.7) percent, compared to 14.4 percent during the same period of 2019, primarily

* Non-GAAP financial measure, see Appendix for reconciliation due to forward losses recognized on the Boeing 787 program as well as lower margin recognized on the Boeing 737 program due to excess capacity costs of $14.7 million with significantly less deliveries, restructuring expenses of $2.3 million for cost-alignment and headcount reductions, abnormal costs related to COVID-19 of $4.1 million. In the second quarter of 2020, the segment recorded pretax $(1.6) million of unfavorable cumulative catch-up adjustments and $(22.8) million of net forward losses. In the second quarter of 2019, the segment recorded pretax $1.7 million of favorable cumulative catch-up adjustments and $0.6 million of favorable changes in estimates on forward loss programs.

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2020	2019	Change	2020	2019	Change
Segment Revenues
Fuselage Systems	$327.1	$1,096.8	(70.2%)	$878.6	$2,166.4	(59.4%)
Propulsion Systems	169.6	518.9	(67.3%)	394.8	1,004.6	(60.7%)
Wing Systems	122.5	398.5	(69.3%)	413.9	806.4	(48.7%)
All Other	25.4	1.9	**	34.6	6.5	**
Total Segment Revenues	$644.6	$2,016.1	(68.0%)	$1,721.9	$3,983.9	(56.8%)

Segment (Loss) Earnings from Operations
Fuselage Systems	($251.5)	$135.8	**	($337.9)	$274.7	**
Propulsion Systems	(17.3)	97.7	**	(22.6)	193.2	**
Wing Systems	(42.5)	57.4	**	(28.9)	123.2	**
All Other	8.0	—	**	9.8	1.2	**
Total Segment Operating (Loss) Earnings	($303.3)	$290.9	**	($379.6)	$592.3	**

Unallocated Expense
SG&A	($49.0)	($56.4)	13.1%	($126.4)	($120.0)	(5.3%)
Research & Development	(8.3)	(10.5)	21.0%	(20.6)	(23.4)	12.0%
Cost of Sales	(6.4)	2.0	**	(7.9)	10.1	**
Total (Loss) Earnings from Operations	($367.0)	$226.0	**	($534.5)	$459.0	**

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(76.9%)	12.4%	**	(38.5%)	12.7%	**
Propulsion Systems	(10.2%)	18.8%	**	(5.7%)	19.2%	**
Wing Systems	(34.7%)	14.4%	**	(7.0%)	15.3%	**
All Other	31.5%	—%	**	28.3%	18.5%	**
Total Segment Operating (Loss) Earnings as % of Revenues	(47.1%)	14.4%	**	(22.0%)	14.9%	**

Total Operating (Loss) Earnings as % of Revenues	(56.9%)	11.2%	**	(31.0%)	11.5%	**
** Represents an amount equal to or in excess of 100% or not meaningful.
Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

1)	the timing and conditions surrounding the return to service of the B737 MAX, future demand for the aircraft, and any residual impacts of the grounding on production rates for the aircraft;

2)	our reliance on Boeing for a significant portion of our revenues;

3)	our ability to continue to grow our business and execute our growth strategy including our ability to enter into profitable supply arrangements with additional customers;

4)	the business condition and liquidity of Boeing and Airbus and their ability to satisfy their contractual obligations to the Company;

5)
demand for our products and services and the effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;

6)
the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers’ products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;

7)	the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;

8)	our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;

9)	our ability and our suppliers’ ability to accommodate, and the cost of accommodating, increases in the build rates of certain aircraft;

10)	competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;

11)	our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;

12)
the success and timely execution of key milestones, such as the receipt of necessary regulatory approvals and satisfaction of closing conditions, in our announced acquisitions of Asco and select Bombardier assets, and our ability to effectively assess, manage, close, and integrate such acquisitions along with others that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;

13)	the possibility that our cash flows may not be adequate for our additional capital needs;

14)	our ability to avoid or recover from cyber-based or other security attacks and other operations disruptions;

15)	legislative or regulatory actions, both domestic and foreign, impacting our operations;

16)	the effect of changes in tax laws and the Company’s ability to accurately calculate and estimate the effect of such changes;

17)	any reduction in our credit ratings;

18)	our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;

19)	our ability to recruit and retain a critical mass of highly skilled employees;

20)	our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;

21)	spending by the U.S. and other governments on defense;

22)	pension plan assumptions and future contributions;

23)
the effectiveness of our internal control over financial reporting; and any difficulties or delays that could affect the Company’s ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company’s internal control over financial reporting, as described in Item 9A. “Controls and Procedures” of the Annual Report on Form 10-K for 2019;

24)	the outcome or impact of ongoing or future litigation, claims, and regulatory actions, including our exposure to potential product liability and warranty claims;

25)	our ability to continue selling certain receivables through our supplier financing programs;

26)	our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;

27)	any regulatory or legal action arising from the review of our accounting processes; and

28)
the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2020	2019	2020	2019
B737	19	147	37	299
B747	1	2	3	3
B767	5	8	11	16
B777	7	16	16	29
B787	22	42	62	84
Total Boeing	54	215	129	431

A220	8	10	23	18
A320 Family	69	172	257	350
A330	5	9	13	18
A350	13	30	39	58
A380	—	—	—	1
Total Airbus	95	221	332	445

Business/Regional Jet	10	13	22	26

Total	159	449	483	902

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2020	June 27, 2019	July 2, 2020	June 27, 2019
	($ in millions, except per share data)
Revenue	$644.6	$2,016.1	$1,721.9	$3,983.9
Operating costs and expenses:
Cost of sales	925.1	1,723.2	2,037.6	3,381.5
Selling, general and administrative	49.0	56.4	126.4	120.0
Restructuring costs	6.3	—	48.9	—
Research and development	8.3	10.5	20.6	23.4
Loss on disposal of assets	22.9	—	22.9	—
Total operating costs and expenses	1,011.6	1,790.1	2,256.4	3,524.9
Operating (loss) income	(367.0)	226.0	(534.5)	459.0
Interest expense and financing fee amortization	(48.6)	(23.7)	(80.8)	(42.5)
Other (expense) income, net	(6.4)	8.6	(55.4)	(2.4)
(Loss) income before income taxes and equity in net (loss) income of affiliate	(422.0)	210.9	(670.7)	414.1
Income tax benefit (provision)	167.6	(42.9)	254.8	(83.0)
(Loss) income before equity in net (loss) income of affiliate	(254.4)	168.0	(415.9)	331.1
Equity in net loss of affiliate	(1.5)	—	(3.0)	—
Net (loss) income	($255.9)	$168.0	($418.9)	$331.1

(Loss) Earnings per share
Basic	($2.46)	$1.62	($4.04)	$3.19
Shares	103.9	103.5	103.8	103.7

Diluted	($2.46)	$1.61	($4.04)	$3.16
Shares	103.9	104.5	103.8	104.8

Dividends declared per common share	$0.01	$0.12	$0.02	$0.24

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	July 2, 2020	December 31, 2019
	($ in millions)
Assets
Cash and cash equivalents	$1,947.1	$2,350.5
Restricted cash	0.3	0.3
Accounts receivable, net	306.0	546.4
Contract assets, short-term	321.6	528.3
Inventory, net	1,225.9	1,118.8
Other current assets	99.3	98.7
Total current assets	3,900.2	4,643.0
Property, plant and equipment, net	2,180.7	2,271.7
Intangible assets, net	30.1	1.2
Goodwill	78.3	2.4
Right of use assets	45.9	48.9
Contract assets, long-term	4.9	6.4
Pension assets	362.6	449.1
Deferred income taxes	162.2	106.5
Other assets	278.4	76.8
Total assets	$7,043.3	$7,606.0
Liabilities
Accounts payable	$512.0	$1,058.3
Accrued expenses	245.4	240.2
Profit sharing	24.1	84.5
Current portion of long-term debt	352.8	50.2
Operating lease liabilities, short-term	5.6	6.0
Advance payments, short-term	16.2	21.6
Contract liabilities, short-term	121.8	158.3
Forward loss provision, short-term	108.8	83.9
Deferred revenue and other deferred credits, short-term	13.0	14.8
Other current liabilities	41.0	42.9
Total current liabilities	1,440.7	1,760.7
Long-term debt	3,050.6	2,984.1
Operating lease liabilities, long-term	40.4	43.0
Advance payments, long-term	328.8	333.3
Pension/OPEB obligation	48.1	35.7
Contract Liabilities, long-term	389.4	356.3
Forward loss provision, long-term	287.5	163.5
Deferred revenue and other deferred credits, long-term	37.7	34.4
Deferred grant income liability — non-current	27.1	29.0
Deferred income taxes	7.6	8.3
Other non-current liabilities	115.9	95.8
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,624,828 and 104,882,379 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,125.9	1,125.0
Accumulated other comprehensive loss	(181.3)	(109.2)
Retained earnings	2,780.0	3,201.3
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.7)	(2,456.8)
Total stockholders' equity	1,269.0	1,761.4
Noncontrolling interest	0.5	0.5
Total equity	1,269.5	1,761.9
Total liabilities and equity	$7,043.3	$7,606.0

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	July 2, 2020	June 27, 2019
Operating activities	($ in millions)
Net (loss) income	($418.9)	$331.1
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization expense	135.4	123.5
Amortization of deferred financing fees	5.5	1.7
Accretion of customer supply agreement	1.2	2.3
Employee stock compensation expense	10.8	15.1
Loss from derivative instruments	0.1	7.8
Gain from foreign currency transactions	(3.1)	(0.1)
Loss (gain) on disposition of assets	23.6	(0.2)
Deferred taxes	(51.3)	24.5
Pension and other post-retirement benefits, net	65.9	2.2
Equity in net loss of affiliate	3.0	—
Grant liability amortization	(2.8)	(11.4)
Forward loss provision	149.0	(25.3)
Changes in assets and liabilities
Accounts receivable, net	244.4	(50.1)
Contract assets	209.7	(101.4)
Inventory, net	(115.4)	39.0
Accounts payable and accrued liabilities	(551.8)	157.2
Profit sharing/deferred compensation	(60.1)	(30.4)
Advance payments	(19.8)	(2.2)
Income taxes receivable/payable	(211.8)	(9.6)
Contract liabilities	(5.5)	(5.5)
Deferred revenue and other deferred credits	3.0	9.0
Other	29.2	(5.5)
Net cash (used in) provided by operating activities	($559.7)	$471.7
Investing activities
Purchase of property, plant and equipment	(51.2)	(77.9)
Other	2.7	0.1
Acquisition, net of cash acquired	(117.9)	—
Net cash used in investing activities	($166.4)	($77.8)
Financing activities
Proceeds from issuance of debt	—	250.0
Proceeds from issuance of bonds	1,200.0
Proceeds from revolving credit facility	—	100.0
Payment on revolving credit facility	(800.0)	(100.0)
Customer financing	10.0	—
Principal payments of debt	(14.8)	(4.9)
Payments on term loan	(11.4)	(2.6)
Taxes paid related to net share settlement awards	(13.8)	(11.8)
Proceeds from issuance of ESPP stock	1.3	1.3
Debt issuance and financing costs	(24.5)	—
Purchase of treasury stock	0.1	(75.0)
Dividends paid	(13.4)	(25.4)
Net cash provided by financing activities	$333.5	$131.6
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(7.7)	(1.5)
Net (decrease) increase in cash, cash equivalents, and restricted cash	($400.3)	$524.0
Cash, cash equivalents, and restricted cash, beginning of the period	2,367.2	794.1
Cash, cash equivalents, and restricted cash, end of the period	$1,966.9	$1,318.1

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	July 2, 2020	June 27, 2019
Cash and cash equivalents, beginning of the period	$2,350.5	$773.6
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	16.4	20.2
Cash, cash equivalents, and restricted cash, beginning of the period	$2,367.2	$794.1

Cash and cash equivalents, end of the period	$1,947.1	$1,301.4
Restricted cash, short-term, end of the period	0.3	0.3
Restricted cash, long-term, end of the period	19.5	16.4
Cash, cash equivalents, and restricted cash, end of the period	$1,966.9	$1,318.1

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	2nd Quarter				Six Months
	2020		2019		2020		2019
GAAP Diluted (Loss) Earnings Per Share	($2.46)		$1.61		($4.04)		$3.16
Costs Related to Planned Acquisitions	0.06	a	(0.02)	b	0.13	a	0.11	c
Restructuring Costs	0.04	d	—		0.29	d	—
Voluntary Retirement Program	0.08	e	0.12	f	0.50	e	0.12	f
Adjusted Diluted (Loss) Earnings Per Share	($2.28)		$1.71		($3.12)		$3.39

Diluted Shares (in millions)	103.9		104.5		103.8		104.8

a Represents the three and six months ended Q2 2020 transaction costs (included in SG&A)

b Represents the three months ended Q2 2019 Asco acquisition impact of $(0.02) per share:
- Loss related to foreign currency forward contract of $0.1 (included in Other expense)
- Gain related to foreign currency fluctuation on Euro account of ($0.05) (included in Other expense)
- Transaction costs of $0.02 (included in SG&A)

c Represents the six months ended Q2 2019 Asco acquisition impact of $0.11 per share:
- Loss related to foreign currency forward contract of $0.12 (included in Other income)
- Gain related to foreign currency fluctuation on Euro account of ($0.05) (included in Other income)
- Transaction costs of $0.04 (included in SG&A)
d Represents the three and six months ended Q2 2020 restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)
e Represents the three and six months ended Q2 2020 retirement incentive expenses resulting from the VRP offered during the first quarter of 2020 (included in Other expense)
f Represents the three and six months ended Q2 2019 retirement incentive expenses resulting from the VRP offered during the second quarter of 2019 (included in other expense)

Free Cash Flow
($ in millions)

	2nd Quarter		Six Months
	2020	2019	2020	2019
Cash from Operations	($228)	$230	($560)	$472
Capital Expenditures	(20)	(37)	(51)	(78)
Free Cash Flow	($249)	$192	($611)	$394

* Non-GAAP financial measure, see Appendix for reconciliation